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                     [CONYERS DILL & PEARMAN LETTERHEAD]

                                                        April 16, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs,

         Re: Central European Media Enterprises Ltd. (the "Company")
                   Convertible Subordinated Notes Due 2004

     We have acted as special legal counsel in Bermuda to the Company in connection with the registration statement (the "Registration Statement") on Form S-3 (Registration Number 333-24365), with respect to the registration of $143,750,000 principal amount of convertible subordinated notes due 2004 (the "Notes"), which Notes are convertible into shares (the "Shares") of the Company's Class A common stock, par value $.01 per share.

     For the purposes of giving this opinion, we have examined the following documents:

     (i) the form of indenture between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Indenture"); and

     (ii)   the Registration Statement.

     We have also reviewed the memorandum of association and the bye-laws of the Company, minutes of a meeting of its directors held on March 19, 1997, minutes of a meeting of the

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Securities and Exchange Commission
April 16, 1997

administration committee of the Company dated April 11, 1997 and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

     We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

     On the basis of and subject to the foregoing, we are of the opinion that:


1. The Company has taken all corporate action required to authorise its execution, delivery and performance of the Indenture.

2. When the Registration Statement has become effective under the Securities Act of 1933, when the Notes have been qualified as required under the laws of those jurisdictions in which they are to be issued and sold and when the Notes have been sold, issued and paid for in the manner described in the Registration Statement, the Notes will have been validly issued and will be fully paid and non-assessable, and that when the Shares have been issued pursuant to the conversion of the Notes, the Shares will have been validly issued and will be fully paid and non-assessable.

3. The discussion of tax law set forth under the heading "Certain Tax Considerations -- Bermuda Taxation" in the prospectus included in the Registration Statement is accurate as of the date hereof in all material respects.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" and under the caption "Certain Tax Considerations -- Bermuda Taxation" in the prospectus included in the Registration Statement.

                                        Yours faithfully,
                                        CONYERS, DILL & PEARMAN

                                        /s/ Conyers, Dill & Pearman